Exhibit 99.1

MasterCard Announces Two New Board Members

José Octavio Reyes Lagunes and Silvio Barzi Appointed to the MasterCard Board of Directors

Purchase, NY, January 22, 2008 - MasterCard Incorporated (NYSE:MA) today announced the election of José Octavio Reyes Lagunes and Silvio Barzi to its Board of Directors, effective immediately. With these appointments the MasterCard Board of Directors includes a full complement of nine Class A directors and three directors representing the financial institutions that own MasterCard Class M shares. Richard Haythornthwaite, a partner of UK-based Star Capital Partners, serves as non-executive chairman of the board.

“The addition of José and Silvio to MasterCard’s Board of Directors ensures the company will continue to benefit from a world-class board with exceptional knowledge and diverse experience,” said Haythornthwaite. “I look forward to working with José and Silvio, and the entire Board of Directors, as we continue to execute our vision of advancing commerce globally.”

José Octavio Reyes Lagunes, 55, joins the MasterCard board as a Class A director. He is President, Latin America Group at The Coca-Cola Company. Mr. Reyes began his career at The Coca-Cola Company in 1980 at Coca-Cola de México as Manager of Strategic Planning. In 1987, he was appointed Manager of the Sprite and Diet Coke brands at corporate headquarters in Atlanta. In 1990, he was appointed Marketing Director for Brazil, and he later became Vice President of Marketing and Operations for Coca-Cola de Mexico. Mr. Reyes became President for Coca-Cola de Mexico in 1996. He assumed his current position as President, Latin America Group in December 2002. Prior to joining Coca-Cola, Mr. Reyes spent five years with Grupo IRSA, a Monsanto Company joint venture.

Silvio Barzi, 60, joins the MasterCard board as a Class M director. He is the Executive Vice President of UniCredit Group, Head of New Markets, and founder and Chairman of UniCredit Consumer Finance, a bank specializing in credit cards and consumer credit. Mr. Barzi previously served on the MasterCard Board of Directors from April 2003 until May 2006. He has also served as a member of the MasterCard European Board since 2001 and was appointed Chairman in June 2007. Prior to joining UniCredit Group in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where as Chief Operating Officer he was responsible for the merger and integration of six Italian-based insurance companies.

From 1981 to 1995, Mr. Barzi was a partner in the Italian office and leader within the European Financial Institutions and Information Technology practices of McKinsey &

Company. Mr. Barzi also currently serves as a director of SinSys and Credit RAS and is on the Board of Trustees of Collegio di Milano.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 16 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Contacts:

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565